EXHIBIT 99.1

Goldman Sachs BDC, Inc. Reports December 31, 2018 Financial Results and Announces Quarterly Dividend of $0.45 Per Share

Company Release – February 28, 2019

NEW YORK — (BUSINESS WIRE) — Goldman Sachs BDC, Inc. (“GS BDC” or the “Company”) (NYSE: GSBD) today reported financial results for the fourth quarter and year ended December 31, 2018 and filed its Form 10-K with the U.S. Securities and Exchange Commission.

COMPANY HIGHLIGHTS

◾	Net investment income for the quarter ended December 31, 2018 was $0.56 per share, equating to an annualized net investment income yield on book value of 12.7%;

◾	The Company announced a first quarter dividend of $0.45 per share payable to shareholders of record as of March 29, 2019;[1]

◾	Net asset value per share for the quarter ended December 31, 2018 was $17.65 as compared to $18.13 as of September 30, 2018;

◾	Gross and net originations during the quarter were $154.2 million and $101.3 million, respectively;

-	Investments in first lien debt constituted 79% of gross originations during the quarter;

-	The Company’s investment portfolio increased by 4% quarter-over-quarter;[2]

◾	On February 7, 2019, Fitch Ratings affirmed the Company’s investment grade rating (BBB-) and stable outlook;

◾

The Company’s Board of Directors approved the renewal of the Company’s stock repurchase plan that authorizes the Company to repurchase up to $25.0 million of its common stock if the market price for the common stock is below the Company’s most recently announced net asset value per share, subject to certain regulatory and other limitations. The Company expects that the stock repurchase plan will be in effect through March 18, 2020, subject to certain conditions and applicable law;

◾

The Company has agreed in principle with its joint venture partner in the Senior Credit Fund, LLC (“SCF”) to dissolve the SCF. The Company expects to receive half of all assets currently held by the SCF. The SCF’s investment portfolio was comprised of 97% senior secured first lien debt investments across 32 portfolio companies as of December 31, 2018. Upon consummation of this transaction, the Company’s first lien debt exposure and single-name portfolio diversification will meaningfully increase[3]; and

◾	On February 27, 2019, the Company increased the amount of the commitments to its revolving credit facility to $795.0 million.

SELECTED FINANCIAL HIGHLIGHTS

(in $ millions, except per share data)	As of December 31, 2018	As of September 30, 2018

Investment portfolio, at fair value[2]	$1,375.4	$1,318.3
Total debt outstanding[4]	664.4	578.9
Net assets	709.9	728.6
Net asset value per share	$17.65	$18.13

	Three Months Ended December 31, 2018	Three Months Ended September 30, 2018

Total investment income	$36.0	$38.0
Net investment income after taxes	22.4	21.6
Net increase (decrease) in net assets resulting from operations	(1.3)	19.0

Net investment income per share (basic and diluted)	0.56	0.54
Earnings (loss) per share (basic and diluted)	(0.03)	0.47
Regular distribution per share	0.45	0.45

INVESTMENT ACTIVITY2

During the three months ended December 31, 2018, new investment commitments and fundings were $154.2 million and $130.2 million, respectively. The new investment commitments were across eight new portfolio companies and eight existing portfolio companies. New investment commitments were comprised of 93.7% secured debt investments (including 78.7% in first lien debt, 3.8% in first lien, last-out unitranche and 11.2% in second lien debt), 1.2% in preferred stock, 1.4% in common stock and 3.7% in the SCF. The Company had sales and repayments of $52.9 million primarily driven by the full repayment of investments in two portfolio companies.

Summary of Investment Activity for the Three Months Ended December 31, 2018:

	New Investment Commitments		Sales and Repayments

Investment Type	$ Millions	% of Total	$ Millions	% of Total
1st Lien/Senior Secured Debt	$121.2	78.7%	$6.0	11.3%
1st Lien/Last-Out Unitranche	5.9	3.8%	-	-%
2nd Lien/Senior Secured Debt	17.3	11.2%	46.9	88.7%
Unsecured Debt	-	-%	-	-%
Preferred Stock	1.9	1.2%	-	-%
Common Stock	2.2	1.4%	-	-%
Investment Funds & Vehicles (SCF)	5.7	3.7%	-	-%
Total	$154.2	100.0%	$52.9	100.0%

During the three months ended December 31, 2018, the SCF made new investment commitments and fundings of $11.5 million and $15.3 million, respectively. The new investment commitments were across three existing portfolio companies. The SCF had sales and repayments of $48.3 million, resulting in net funded portfolio change of $(33.0) million during the quarter. As of December 31, 2018, the SCF’s investment portfolio at fair value was $451.8 million. The weighted average yield on the SCF’s total investment portfolio at amortized cost was 7.7% versus 7.5% from the prior quarter.4 The SCF represents the Company’s largest investment at both cost and fair value.

PORTFOLIO SUMMARY2

As of December 31, 2018, the Company’s investment portfolio had an aggregate fair value of $1,375.4 million, comprised of investments in 72 portfolio companies operating across 33 different industries. The investment portfolio on a fair value basis was comprised of 89.3% secured debt investments (60.8% in first lien debt (including 7.8% in first lien/last-out unitranche debt) and 28.5% in second lien debt), 0.5% in unsecured debt, 1.6% in preferred stock, 1.6% in common stock, and 7.0% in the SCF. Within the SCF, 96.6% of the investment portfolio was invested in first lien senior secured loans.

Summary of Investment Portfolio as of December 31, 2018:

	Investments at Fair Value
Investment Type	$ Millions	% of Total
1st Lien/Senior Secured Debt	$729.6	53.0%
1st Lien/Last-Out Unitranche	106.9	7.8%
2nd Lien/Senior Secured Debt	391.9	28.5%
Unsecured Debt	6.7	0.5%
Preferred Stock	21.5	1.6%
Common Stock	22.3	1.6%
Senior Credit Fund (contains 94.9% 1st Lien Debt; 1.7% 1st Lien, Last-Out Unitranche Debt; and 3.4% 2nd Lien Debt)	96.5	7.0%
Total	$1,375.4	100.0%

As of December 31, 2018, the weighted average yield of the Company’s total investment portfolio at amortized cost and fair value was 9.5% and 10.1%, respectively, as compared to 10.8% and 11.7%, respectively, as of September 30, 2018. The weighted average yield of the Company’s total debt and income producing investments at amortized cost and fair value was 10.9% and 11.3%, respectively, versus 11.3% and 12.1%, respectively, as of September 30, 2018.5

On a fair value basis, as of December 31, 2018, 96.6% of the Company’s debt investments bore interest at a floating rate.6

As of December 31, 2018, the weighted average net debt/EBITDA of the companies in the Company’s investment portfolio was 5.6x versus 5.3x as of September 30, 2018. The weighted average interest coverage of companies comprising interest-bearing investments in the investment portfolio was 2.2x which was unchanged versus the prior quarter. The median EBITDA of the portfolio companies was $26.9 million versus $36.5 million as of September 30, 2018.7

In December 2018, one of the Company’s portfolio companies, NTS Communications, Inc. (NTS), entered into a sale transaction pursuant to which the Company agreed to receive a cash payment of approximately $55.5 million, depending on certain factors. Including the total life to date cash payments received by the Company from NTS, the total cash proceeds upon the closing of the transaction would be approximately $65.7 million, representing a greater than 1.3x multiple on the Company’s initial investment. The Company placed its first lien, last-out unitranche debt investment in NTS on non-accrual status pending the closing of this transaction which is expected to occur during the second quarter ending June 30, 2019, subject to customary approvals, including Federal Communications Commission (FCC) review.

In addition, during the quarter ended December 31, 2018, the Company placed its investment in ASC Acquisition Holdings LLC’s (“ASC”) second lien debt on non-accrual status. Effective February 22, 2019, the Company entered into certain agreements with the new parent company of the operating subsidiaries of ASC whereby the Company invested $19.0 million and exchanged its second lien debt and first lien, last-out unitranche debt for preferred and common equity. The transaction resulted in a realized loss of approximately $24.8 million on the second lien debt investment relative to the Company’s amortized cost basis. As a result of these agreements, the Company’s investment in ASC was taken off of non-accrual status effective February 22, 2019.

As of December 31, 2018, investments on non-accrual status represented 7.0% and 8.3% of the total investment portfolio at fair value and amortized cost, respectively. The Company’s second lien debt investment in ASC represented 2.9% and 3.8% of the total investment portfolio at fair value and amortized cost, respectively. As described above, this investment was taken off on non-accrual status effective February 22, 2019. The Company’s first lien, last-out unitranche debt investment in NTS, which is expected to be repaid in the second quarter of 2019 as described above, represented 3.5% and 3.9% of the total investment portfolio at fair value and amortized cost, respectively. Excluding these investments, non-accruals represented 0.6% of the total investment portfolio at both fair value and amortized cost.

The Company’s investment in the SCF produced a return of 11.2% and 11.4%, at amortized cost and fair value, respectively, over the trailing four quarters ended December 31, 2018.8 The SCF’s investment portfolio had an aggregate fair value of $451.8 million, comprised of investments in 32 portfolio companies operating across 20 different industries. The SCF’s investment portfolio on a fair value basis was comprised of 100.0% secured debt investments (94.9% in first lien debt, 1.7% in first lien last-out unitranche debt and 3.4% in second lien debt). As of December 31, 2018, all of the investments in the SCF were debt investments bearing a floating interest rate.

As of December 31, 2018, the weighted average net debt/EBITDA and interest coverage of the companies in the SCF investment portfolio were 4.8x and 2.4x, respectively. The median EBITDA of the SCF’s portfolio companies was $52.7 million.9 As of December 31, 2018, the SCF had one investment on non-accrual status.

RESULTS OF OPERATIONS

Total investment income for the three months ended December 31, 2018 and September 30, 2018 was $36.0 million and $38.0 million, respectively. The decrease in investment income over the quarter was primarily driven by certain additional investments being placed on non-accrual status during the quarter. The $36.0 million of total investment income was comprised of $34.6 million from interest income, original issue discount accretion, payment-in-kind income and dividend income, $0.6 million from other income and $0.8 million from prepayment related income.10

Total expenses for the three months ended December 31, 2018 and September 30, 2018 were $13.0 million and $16.0 million, respectively. The $3.0 million decrease in expenses was primarily driven by a decrease in incentive fees, and was partially offset by an increase in interest and other debt expenses. The $13.0 million of total expenses was comprised of $7.9 million of interest and other debt expenses, $3.4 million of management fees, and $1.7 million of other operating expenses.

Net investment income after taxes for the three months ended December 31, 2018 was $22.4 million, or $0.56 per share, compared with $21.6 million, or $0.54 per share per share for the three months ended September 30, 2018.

During the three months ended December 31, 2018, the Company had net realized and unrealized losses of $(23.5) million and had provision for taxes on unrealized gains on investments of $(0.1) million.

Net decrease in net assets resulting from operations for the three months ended December 31, 2018 was $(1.3) million, or $(0.03) per share.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2018, the Company had $664.4 million of total principal amount of debt outstanding, comprised of $509.4 million of outstanding borrowings under its revolving credit facility and $155.0 million of convertible notes.11 The combined weighted average interest rate on debt outstanding was 4.10% for the year ended December 31, 2018 as compared to 4.03% for the nine months ended September 30, 2018. As of December 31, 2018, the Company had $186.0 million of availability under its revolving credit facility and $6.1 million in cash and cash equivalents.

The Company’s average and ending debt to equity leverage ratio was 0.90x and 0.94x, respectively, for the three months ended December 31, 2018, as compared with 0.70x and 0.79x, respectively, for the three months ended September 30, 2018.12

CONFERENCE CALL

The Company will host an earnings conference call on Friday, March 1, 2019 at 9:00 am Eastern Time. All interested parties are invited to participate in the conference call by dialing (866) 884-8289; international callers should dial +1 (631) 485-4531; conference ID 7593108. All participants are asked to dial in approximately 10-15 minutes prior to the call, and reference “Goldman Sachs BDC, Inc.” when prompted. For a slide presentation that the Company may refer to on the earnings conference call, please visit the Investor Resources section of the Company’s website at www.goldmansachsbdc.com. The conference call will be webcast simultaneously on the Company’s website. An archived replay of the call will be available from approximately 12:00 pm Eastern Time on March 1, 2019 through April 1, 2019. To hear the replay, participants should dial (855) 859-2056; international callers should dial +1 (404) 537-3406; conference ID 7593108. An archived replay will also be available on the Company’s webcast link located on the Investor Resources section of the Company’s website. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs BDC, Inc. Investor Relations, via e-mail, at gsbdc-investor-relations@gs.com.

ENDNOTES

1 The $0.45 per share dividend is payable on April 15, 2019 to holders of record as of March 29, 2019.

2 The discussion of the investment portfolio of both the Company and the SCF excludes their respective investment in a money market fund managed by an affiliate of The Goldman Sachs Group, Inc.

3 There can be no assurance that the liquidation of the Senior Credit Fund and related transactions will be effectuated, and such transactions will remain subject to any requisite approvals.

4 Total debt outstanding excluding netting of debt issuance costs of $5.3 million and $5.6 million, respectively, as of December 31, 2018 and September 30, 2018.

5 Computed based on the (a) annual actual interest rate or yield earned plus amortization of fees and discounts on the performing debt and other income producing investments as of the reporting date, divided by (b) the total performing debt and other income producing investments (excluding investments on non-accrual) at amortized cost or fair value, respectively. This calculation excludes exit fees that are receivable upon repayment of the loan.

6 The fixed versus floating composition has been calculated as a percentage of performing debt investments, including income producing stock investments and excludes investments, if any, placed on non-accrual.

7 For a particular portfolio company, we calculate the level of contractual indebtedness net of cash (“net debt”) owed by the portfolio company and compare that amount to measures of cash flow available to service the net debt. To calculate net debt, we include debt that is both senior and pari passu to the tranche of debt owned by us but exclude debt that is legally and contractually subordinated in ranking to the debt owned by us. We believe this calculation method assists in describing the risk of our portfolio investments, as it takes into consideration contractual rights of repayment of the tranche of debt owned by us relative to other senior and junior creditors of a portfolio company. We typically calculate cash flow available for debt service at a portfolio company by taking net income before net interest expense, income tax expense, depreciation and amortization (“EBITDA”) for the trailing twelve month period. Weighted average net debt to EBITDA is weighted based on the fair value of our debt investments, including our exposure to underlying debt investments in the SCF and excluding investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

For a particular portfolio company, we also calculate the level of contractual interest expense owed by the portfolio company, and compare that amount to EBITDA (“interest coverage ratio”). We believe this calculation method assists in describing the risk of our portfolio investments, as it takes into consideration contractual interest obligations of the portfolio company. Weighted average interest coverage is weighted based on the fair value of our performing debt investments, including our exposure to underlying debt investments in the SCF and excluding investments where interest coverage may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Median EBITDA is based on our debt investments, including our exposure to underlying debt investments in the SCF and excluding investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Portfolio company statistics are derived from the financial statements most recently provided to us of each portfolio company as of the reported end date. Statistics of the portfolio companies have not been independently verified by us and may reflect a normalized or adjusted amount. As of December 31, 2018 and September 30, 2018, investments where net debt to EBITDA may not be the appropriate measure of credit risk represented 18.3% and 15.5%, respectively, of total debt investments, including our investment in the SCF, at fair value. Portfolio company statistics are derived from the financial statements most recently available to us of each portfolio company as of the respective reported end date. Portfolio company statistics have not been independently verified by us and may reflect a normalized or adjusted amount.

8 Computed based on the net investment income earned from the SCF for the trailing twelve months ended December 31, 2018, which may include dividend income and loan origination and structuring fees, divided by GS BDC’s average member’s equity at cost and fair value, adjusted for equity contributions.

9 For a particular portfolio company of the SCF, we calculate the level of net debt owed by the portfolio company, and compare that amount to measures of cash flow available to service the net debt. To calculate net debt, we include debt that is both senior and pari passu to the tranche of debt owned by the SCF, but exclude debt that is legally and contractually subordinated in ranking to the debt owned by the Senior Credit Fund. We believe this calculation method assists in describing the risk of the SCF’s portfolio investments, as it takes into consideration contractual rights of repayment of the tranche of debt owned by the SCF relative to other senior and junior creditors of a portfolio company. We typically calculate cash flow available for debt service at a portfolio company by taking EBITDA for the trailing twelve month period. For a particular portfolio company of the SCF, we also calculate the interest coverage ratio. We believe this calculation method assists in describing the risk of the SCF’s portfolio investments, as it takes into consideration contractual interest obligations of the portfolio company. Median EBITDA is based on the SCF’s debt investments. Portfolio company statistics are derived from the financial statements most recently available to us of each portfolio company of the SCF as of the respective reported end date. Statistics of the SCF’s portfolio companies have not been independently verified by us and may reflect a normalized or adjusted amount.

10 Interest income excludes prepayment premiums, accelerated accretion of upfront loan origination fees and unamortized discounts. Prepayment related income includes prepayment premiums and accelerated accretion of upfront loan origination fees and unamortized discounts.

11 Debt outstanding denominated in currencies other than U.S. Dollars (“USD”) have been converted to USD using applicable foreign currency exchange rate as of December 31, 2018.

12 The average debt to equity leverage ratio has been calculated using the average daily borrowings during the quarter divided by average net assets, adjusted for equity contributions. The ending and average debt to equity leverage ratios exclude unfunded commitments.

Goldman Sachs BDC, Inc.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share amounts)

	December 31, 2018	December 31, 2017
Assets
Investments, at fair value
Non-controlled/non-affiliated investments (cost of $1,155,641 and $1,053,226, respectively)	$1,129,036	$1,050,179
Non-controlled affiliated investments (cost of $143,700 and $109,528, respectively)	126,089	95,468
Controlled affiliated investments (cost of $126,217 and $114,911, respectively)	120,319	112,666
Investments in affiliated money market fund (cost of $0 and $11,539, respectively)	—	11,539
Cash	6,113	11,606
Receivable for investments sold	47	—
Unrealized appreciation on foreign currency forward contracts	89	—
Interest and dividends receivable from non-controlled/affiliated investments and non-controlled/non-affiliated investments	6,969	8,302
Dividend receivable from controlled affiliated investments	2,550	2,400
Other income receivable from controlled affiliated investments	—	1,308
Deferred financing costs	5,436	4,847
Deferred offering costs	165	275
Other assets	163	2

Total assets	$1,396,976	$1,298,592

Liabilities
Debt (net of debt issuance costs of $5,318 and $3,724, respectively)	$659,101	$542,526
Interest and other debt expenses payable	2,428	1,688
Management fees payable	3,434	4,647
Incentive fees payable	—	3,180
Distribution payable	18,102	18,059
Accrued offering costs	2	289
Accrued expenses and other liabilities	4,017	2,373

Total liabilities	$687,084	$572,762

Commitments and Contingencies

Net Assets
Preferred stock, par value $0.001 per share (1,000,000 shares authorized, no shares issued and outstanding)	$—	$—
Common stock, par value $0.001 per share (200,000,000 shares authorized, 40,227,625and 40,130,665 shares issued and outstanding as of December 31, 2018 and December 31, 2017,respectively)	40	40
Paid-in capital in excess of par	802,216	799,936
Distributable earnings	(90,943)	(72,725)
Allocated income tax expense	(1,421)	(1,421)

TOTAL NET ASSETS	$709,892	$725,830

TOTAL LIABILITIES AND NET ASSETS	$1,396,976	$1,298,592

Net asset value per share	$17.65	$18.09

Goldman Sachs BDC, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	For the Year Ended December 31, 2018	For the Year Ended December 31, 2017	For the year ended December 31, 2016
Investment Income:
From non-controlled/non-affiliated investments:
Interest income	$122,600	$113,402	$109,568
Payment-in-kind	761	—	—
Dividend income	—	—	2,107
Other income	2,064	3,273	2,058

Total investment income from non-controlled/non-affiliated investments	125,425	116,675	113,733
From non-controlled affiliated investments:
Payment-in-kind	6,235	7,198	1,503
Interest income	2,545	1,861	1,026
Dividend income	148	27	46
Other income	37	25	13

Total investment income from non-controlled affiliated investments	8,965	9,111	2,588
From controlled affiliated investments:
Payment-in-kind	1,791	37	—
Dividend income	10,550	9,650	6,575
Other income	—	1,308	2,212

Total investment income from controlled affiliated investments	12,341	10,995	8,787

Total investment income	$146,731	$136,781	$125,108

Expenses:
Interest and other debt expenses	$26,232	$19,607	$14,299
Management fees	15,971	17,828	17,012
Incentive fees	13,988	12,775	10,422
Professional fees	3,083	2,194	2,563
Administration, custodian and transfer agent fees	936	824	865
Directors’ fees	461	716	1,012
Other expenses	1,642	1,292	1,671

Total expenses	$62,313	$55,236	$47,844

NET INVESTMENT INCOME (LOSS) BEFORE TAXES	$84,418	$81,545	$77,264

Income tax expense, including excise tax	$1,582	$1,552	$1,037

NET INVESTMENT INCOME (LOSS) AFTER TAXES	$82,836	$79,993	$76,227

Net realized and unrealized gains (losses) on investment transactions:
Net realized gain (loss) from:
Non-controlled/non-affiliated investments	$1,722	$(63,821)	$(21,994)
Non-controlled affiliated investments	9	(2,492)	—
Foreign currency forward contracts	7	—	—
Foreign currency transactions	(189)	—	—
Net change in unrealized appreciation (depreciation) from:
Non controlled/non-affiliated investments	(23,558)	47,363	(21,154)
Non-controlled affiliated investments	(3,551)	(8,448)	5,501
Controlled affiliated investments	(3,653)	(3,047)	2,072
Foreign currency forward contracts	89	—	—
Foreign currency translations	688	—	—

Net realized and unrealized gains (losses)	$(28,436)	$(30,445)	$(35,575)
(Provision) benefit for taxes on realized gain/loss on investments	(446)	—	—
(Provision) benefit for taxes on unrealized appreciation/depreciation on investments	(276)	—	—

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$53,678	$49,548	$40,652

Net investment income (loss) per share (basic and diluted)	$2.06	$2.07	$2.10
Earnings per share (basic and diluted)	$1.34	$1.28	$1.12
Weighted average shares outstanding	40,184,715	38,633,652	36,317,131

ABOUT GOLDMAN SACHS BDC, INC.

Goldman Sachs BDC, Inc. is a specialty finance company that has elected to be regulated as a business development company under the Investment Company Act of 1940. GS BDC was formed by The Goldman Sachs Group, Inc. (“Goldman Sachs”) to invest primarily in middle-market companies in the United States, and is externally managed by Goldman Sachs Asset Management, L.P., an SEC-registered investment adviser and a wholly-owned subsidiary of Goldman Sachs. GS BDC seeks to generate current income and, to a lesser extent, capital appreciation primarily through direct originations of secured debt, including first lien, first lien/last-out unitranche and second lien debt, and unsecured debt, including mezzanine debt, as well as through select equity investments. For more information, visit www.goldmansachsbdc.com. Information on the website is not incorporated by reference into this press release and is provided merely for convenience.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. These statements represent the Company’s belief regarding future events that, by their nature, are uncertain and outside of the Company’s control. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ, possibly materially from our expectations, include, but are not limited to, the risks, uncertainties and other factors we identify in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in filings we make with the Securities and Exchange Commission, and it is not possible for us to predict or identify all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Goldman Sachs BDC, Inc.

Investor Contact: Katherine Schneider, 212-902-3122

Media Contact: Patrick Scanlan, 212-902-6164

Source: Goldman Sachs BDC, Inc.